ASSET PURCHASE AGREEMENT

Rocketfuel Blockchain, Inc. and RPay, Inc.

This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the date of the last signature set forth below (the "Effective Date"), by and between RocketFuel Blockchain, Inc., a Nevada corporation ("Seller"), and RPay, Inc, a Delaware corporation ("Buyer"). Seller and Buyer may be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

(a) Seller owns and operates certain product lines and related assets commonly referred to as the "Pay In," "Pay Out," and "Gift Card" products (collectively, the "RPay Products"), and the related business operations and assets used primarily in connection therewith (the "RPay Business"), as more particularly described on Schedule 1.1(a).

(b) Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets (as defined below) used primarily in the RPay Business, and Buyer desires to assume only the Assumed Liabilities (as defined below), in each case on the terms and subject to the conditions set forth in this Agreement.

(c) The Parties acknowledge that one or more directors, officers, stockholders, and/or affiliates of Seller may have interests in, or affiliations with, Buyer or the RPay Business after Closing. The Parties intend that the transactions contemplated hereby be approved and documented in a manner consistent with Nevada law, including, as applicable, NRS 78.140 (interested transactions) and NRS 78.565 (sale of substantially all assets), including full disclosure of interests, appropriate findings regarding fairness and best interests, and, if required, stockholder approval.

(d) Seller has evaluated alternatives to this transaction and, due to timing and liquidity constraints, has determined that the transactions contemplated by this Agreement are in the best interests of Seller and its stockholders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS

1.1 Defined Terms

As used herein, the following terms have the meanings set forth below:

"Affiliate" means any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

"Assumed Deferred Comp" has the meaning set forth in Section 2.1(a).

"Assumed Liabilities" means only those liabilities and obligations expressly assumed by Buyer under Section 2.3 and identified on Schedule 3.3 (including the Assumed Deferred Comp), and no others.

"Assigned Contracts" means the contracts and agreements to be assigned to Buyer pursuant to this Agreement, listed on Schedule 4.10, subject to any required consents identified and tracked on Schedule 3.2(c) and the consent/workaround provisions of Section 3.6.

"Business" means Seller's Pay-In, Pay-Out, and Gift Card product lines and related operations, as more particularly described on Schedule 1.1(a).

"Business Day" means any day other than Saturday, Sunday, or a legal holiday in Nevada or Delaware.

"Closing" means the consummation of the transactions contemplated by this Agreement.

"Closing Date" has the meaning set forth in Section 4.1.

"Deferred Compensation Creditor" means each person identified on Schedule 2.3(a).

"Deferred Compensation Debt" means the accrued but unpaid compensation obligations identified on Schedule 2.3(a), subject to the cap and limitations set forth in Section 2.3.

"Earn-Out Cap" has the meaning set forth in Section 2.1(b).

"Earn-Out Payments" has the meaning set forth in Section 2.1(b).

"Earn-Out Period" means the period beginning on the Closing Date and ending on the earlier of (i) the second (2nd) anniversary of the Closing Date (if included in Section 2.1(b)) or (ii) the date on which the Earn-Out Cap is paid in full.

“**Transition Period**” means the period beginning on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months after the Closing Date and (ii) such earlier date as Buyer may designate by written notice to Seller.

“**Excluded Assets**” means (i) the assets expressly identified on Schedule 1.1(b) and (ii) any assets not expressly included in the Purchased Assets.

“**Excluded Liabilities**” means all liabilities and obligations of Seller other than the Assumed Liabilities, including those listed on Schedule 3.4.

“**Law**” means any applicable law, statute, rule, regulation, ordinance, or binding order of any governmental authority.

“**Lien**” means any lien, pledge, security interest, encumbrance, claim, charge, or other restriction on title or transfer.

“**Material Adverse Effect**” means any event, change, or effect that would reasonably be expected to have a material adverse effect on (a) the Business or the Purchased Assets, taken as a whole, or (b) a Party's ability to consummate the transactions contemplated by this Agreement.

“**Net Revenue**” has the meaning set forth in Section 2.2(a).

“**RPay Products**” means the Pay In, Pay Out, and Gift Card products described on Schedule 1.1(a).

“**Permitted Liens**” has the meaning set forth in Section 5.6.

“**Purchased Assets**” means the assets listed on Schedule 1.1(a) and sold to Buyer pursuant to Article III, excluding the Excluded Assets.

“**Purchase Price**” has the meaning set forth in Section 2.1.

“**Revenue Period**” has the meaning set forth in Section 2.2(b).

“**Seller Designee**” means the person(s) or entity(ies) designated by Seller on Schedule 2.1(c) to receive the Warrant.

“**Transaction Documents**” means this Agreement and all certificates, instruments, agreements, and other documents to be delivered at or in connection with Closing, including those listed in Sections 4.2 and 4.3 and the Exhibits hereto.

“**Warrant**” has the meaning set forth in Section 2.1(c) and shall be in the form attached as Exhibit A.

"**Warrant Exercise Date"** has the meaning set forth in Section 2.4(b).

1.2 Interpretation; Rules of Construction

This Agreement shall be interpreted in accordance with customary contract construction principles. Headings are for convenience only and do not affect interpretation. References to

"including" mean "including without limitation." The singular includes the plural and vice versa where context requires.

ARTICLE II: PURCHASE PRICE AND PAYMENT

2.1 Purchase Price

Subject to the terms and conditions of this Agreement, the aggregate consideration for the Purchased Assets (the "Purchase Price") consists of:

(a) **Assumption of Deferred Compensation Obligation.** Buyer's assumption of the Deferred Compensation Obligation set forth in Section 2.3 and Schedule 2.3(a), in the aggregate principal amount of $1,000,000.00 (the "Assumed Deferred Comp");

(b) **Earn-Out Payments (Revenue Share).** Buyer's obligation to pay Seller earn-out payments (the "Earn-Out Payments") equal to twenty percent (20%) of Net Revenue generated from the Business during the Earn-Out Period, calculated and paid quarterly in arrears, until the earliest to occur of: (i) payment of the Earn-Out Cap in full (the "EarnOut Cap" is $2,500,000.00), and (ii) the end of the Earn-Out Period; and

(c) **Warrant Issuance.** At Closing, Buyer shall issue to Seller (or Seller's designee) the Warrant to purchase Buyer equity on the terms set forth in Section 2.4 and **Exhibit A.**

2.2 Earn-Out Mechanics

(a) **Net Revenue (Cash Basis; Objective Deductions)**

1. "Net Revenue" means, for any calendar quarter after Closing (each a "Revenue Period"), Buyer's gross cash receipts actually received from third parties attributable solely to the Business during such Revenue Period, less only the following items to the extent actually incurred and directly attributable to such Business receipts:

(i) refunds, returns, and chargebacks (including chargeback fees);

(ii) sales/use or similar transaction taxes collected and remitted; and

(iii) third-party payment processing fees and pass-through fees (including card network fees, sponsor bank fees, interchange, processor fees, and similar per-transaction fees).

2. Net Revenue excludes financing proceeds, equity proceeds, intercompany transfers, and extraordinary or non-recurring receipts not generated in the ordinary course of the Business.

(b) **Statements and Payments.** Within thirty (30) days after the end of each Revenue Period, Buyer shall:

1. deliver to Seller a written statement setting forth, in reasonable detail, Buyer's calculation of Net Revenue for such Revenue Period and the related Earn-Out Payment (an "Earn-Out Statement"); and

2. pay the Earn-Out Payment due for such Revenue Period by wire transfer in immediately available funds.

(c) **Cap.** Buyer's obligation to pay Earn-Out Payments terminates automatically upon payment of the Earn-Out Cap in full.

(d) **Audit Right.**

1. No more than two (2) times per calendar year, Seller may, upon at least ten (10) Business Days 'prior written notice, review Buyer's books and records reasonably necessary to verify Net Revenue calculations. If an audit reveals an underpayment exceeding five percent (5%) for the audited Revenue Period, Buyer shall promptly pay the deficiency and reimburse Seller's reasonable out-of-pocket audit costs.

2. Any undisputed deficiency shall accrue interest at 1.0% per month from the original due date (or the maximum lawful rate, if less).

(e) **No Evasion.** Buyer shall not take any action the primary purpose of which is to avoid or materially reduce Earn-Out Payments by reclassifying Business revenue or shifting it to non-Business lines without a bona fide commercial purpose.

(f) **Earn-Out Disputes.** Seller must provide written notice of dispute within thirty (30) days after receipt of the Earn-Out Statement. The Parties shall negotiate in good faith for thirty (30) days. If unresolved, disputes shall be submitted to an independent CPA mutually selected, acting as an expert (not an arbitrator). The CPA's determination is final absent manifest error; costs allocated equitably by the CPA.

2.3 Assumed Liabilities (Deferred Compensation)

(a) **Limited Assumption.** Notwithstanding anything to the contrary, Buyer assumes only the Deferred Compensation Obligation described on Schedule 2.3(a), up to an aggregate maximum principal amount of $1,000,000.00.

(b) **Payment; Novation and Release.** Buyer shall pay the Assumed Deferred Comp directly to the applicable Deferred Compensation Creditor(s) in accordance with the terms on Schedule 2.3(a). The Parties shall cooperate in good faith to obtain the Deferred Compensation Assumption and Novation Agreements in the form of Exhibit I. Effective upon each Deferred Compensation Creditor's execution of its Exhibit I agreement, Buyer

is substituted as the sole obligor, Seller is released in full from the corresponding Deferred Compensation Debt, and such assumption constitutes a novation.

(c) **Indemnity for Assumed Deferred Comp.** Buyer shall indemnify and hold Seller harmless from any claim by a Deferred Compensation Creditor to the extent of the Assumed Deferred Comp amounts assumed and not timely paid by Buyer pursuant to Schedule 2.3(a).

2.4 Warrant Terms (Summary; Exhibit A Controls)

(a) Coverage. The Warrant shall provide the holder the right to acquire 160,000 shares, representing twenty percent (20%) of Buyer's 800,000 outstanding shares as of the Closing Date, on the terms set forth in Exhibit A.

(b) **Exercisability; Warrant Exercise Date.** The Warrant shall become exercisable on the second (2nd) anniversary of the Closing Date (the "Warrant Exercise Date"), unless earlier repurchased and cancelled under Section 2.4(d).

(c) **Term; Strike Price; Adjustments.** The Warrant shall have a term of five (5) years from the Warrant Exercise Date and an exercise price of $0.01 per share, subject to customary anti-dilution adjustments for splits, dividends, recapitalizations, and similar events.

(d) **Repurchase Right (Pre-Exercise).** Buyer may repurchase and cancel the Warrant in its entirety at any time prior to the Warrant Exercise Date for a fixed price of $1,000,000.00 (the "Warrant Repurchase Price"), upon written notice to the holder. The repurchase closing shall occur within ten (10) Business Days after the determination of such price.

(e) **Securities Law; Restricted Securities.** The Warrant and any shares/equity issuable upon exercise shall be issued as restricted securities and bear customary legends. No registration rights are granted unless separately agreed.

2.5 Taxes; Withholding; Cooperation

Buyer may withhold amounts only as required by Law and shall provide reasonable documentation. The Parties shall cooperate in good faith on any tax reporting obligations arising from payments under this Agreement.

2.6 Purchase Price Allocation

The Parties agree to allocate the Purchase Price (and any Assumed Liabilities treated as consideration for tax purposes) among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall provide a draft allocation schedule (the "Allocation Schedule") to Seller within thirty (30) days after the Closing Date. If Seller does not object in writing within ten (10) days after receipt, the Allocation Schedule shall be final and binding. The Parties shall file all Tax returns (including IRS Form 8594) consistently with the final Allocation Schedule and shall not take any position inconsistent therewith during any audit or proceeding, unless required by a final determination of a taxing authority.

ARTICLE III: PURCHASE AND SALE; TRANSFER OF ASSETS

3.1 Purchased Assets

(a) Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer purchases and accepts, all of Seller's right, title, and interest in and to the Purchased Assets, as listed on Schedule 1.1(a), free and clear of all Liens other than Permitted Liens.

(b) Purchased Assets include, to the extent used primarily in the Business: (i) IP (including software, repositories, documentation, domains, trademarks/trade names); (ii) Assigned Contracts; (iii) transferable data (subject to Law and contract limits); (iv) business records and documentation; and (v) goodwill.

3.2 Excluded Assets

Excluded Assets listed on Schedule 1.1(b) are excluded and remain with Seller.

3.3 Assumed Liabilities

Buyer assumes only the Assumed Liabilities listed on Schedule 3.3.

3.4 Excluded Liabilities

All other liabilities are Excluded Liabilities and remain with Seller, including those listed on Schedule 3.4.

3.5 Further Assurances

Each Party shall execute and deliver such further instruments and take such further actions as reasonably necessary to effectuate the transactions and vest Buyer with the intended benefits of the Purchased Assets.

3.6 Non-Assignment; Contract Workarounds Pending Consent

If any Assigned Contract requires third-party consent and such consent is not obtained by Closing, Seller shall not assign it in violation of its terms. Instead, the Parties shall cooperate in good faith

to implement a lawful interim arrangement (e.g., subcontracting, pass-through, agency, or similar structure) to allow Buyer to receive the economic benefits and assume the burdens to the maximum extent permitted by Law until consent is obtained. The Parties shall use commercially reasonable efforts to obtain such consent promptly after Closing and track status on Schedule 3.2(c). All interim arrangements under this Section 3.6 shall terminate upon the earlier of (a) the assignment or novation of the applicable Contract, (b) the effective assignment of the applicable Contract upon obtaining the required consent, and (c) the expiration of the Transition Period. Buyer may terminate any such interim arrangement, in whole or in part, at any earlier time in its sole discretion upon written notice to Seller.

Omitted Contracts. If any contract used primarily in the Business was not listed on Schedule 4.10 and is identified at or after Closing, then, at either Party's request, such contract shall be deemed an Assigned Contract and a Purchased Asset, and Seller shall execute and deliver confirmatory assignment documentation reasonably requested by Buyer. Pending such assignment and any required consent, the interim arrangements set forth in this Section 3.6 shall apply to such contract. Nothing in this paragraph shall require the transfer of any Excluded Asset or expand the Assumed Liabilities beyond those expressly set forth in this Agreement.

Buyer's Election as to Assigned Contracts. Notwithstanding any other provision of this Section 3.6, with respect to each Assigned Contract, Buyer may elect, in its sole discretion and on a contract-by-contract basis, to: (a) take assignment of the Contract (where assignable, or upon obtaining any required consent); (b) receive the economic benefits and assume the corresponding burdens of the Contract through the interim arrangements described in this Section 3.6, without a formal assignment; or (c) decline assignment and instead establish its own replacement arrangement with the applicable counterparty or a third party, in which case (i) Seller shall not be required to assign that Contract, (ii) such Contract shall be treated as an Excluded Asset, and (iii) Seller shall reasonably cooperate with the transition. Seller shall reasonably cooperate with

whichever election Buyer makes, and Buyer may change its election as to any Contract at any time prior to, at, or within a reasonable period after Closing.

ARTICLE IV: CLOSING

4.1 Closing; Closing Date

The Closing of the transactions contemplated hereby (the "Closing") shall occur immediately following the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is referred to as the "Closing Date." The Closing shall take place remotely via the electronic exchange of documents and signatures.

4.2 Seller Closing Deliveries

At Closing, Seller shall deliver (or cause to be delivered) to Buyer:

(a) a Bill of Sale and Assignment substantially in the form of **Exhibit B**;

(b) an IP Assignment substantially in the form of **Exhibit C**;

(c) Contract Assignment/Assumption instruments as applicable substantially in the form of **Exhibit D**, together with copies of all consents obtained and an updated list of remaining consents per Schedule 3.2(c);

(d) a Seller officer/secretary certificate substantially in the form of **Exhibit E**, certifying Seller's organizational documents, incumbency, and the approvals and disclosures described in Section 4.4;

(e) evidence of releases/UCC terminations to be delivered at Closing or, if not obtained, disclosure of any Permitted Liens on Schedule 4.5; and

(f) delivery (or documented transfer steps and access credentials) for the items listed on Schedule 1.1(a) to the extent practicable at Closing.

(g) an executed Transition Services Agreement substantially in the form of Exhibit K.

4.3 Buyer Closing Deliveries

At Closing, Buyer shall deliver (or cause to be delivered) to Seller:

(a) the Warrant (Exhibit A), duly executed by Buyer, issued to Seller or Seller's Designee identified on Schedule 2.1(c);

(b) an officer certificate and incumbency/authority certificate for Buyer, together with authorizing resolutions, substantially in the form of **Exhibit H**;

(c) executed **Exhibit I** letters (Deferred Compensation Assumption and Novation Agreement) for each creditor listed on Schedule 2.3(a), to the extent obtained at or after Closing;

(d) an executed Transition Services Agreement substantially in the form of Exhibit K; and

(e) such other customary certificates, instruments, and documents reasonably necessary to effectuate the transactions contemplated by this Agreement.

4.4 Specific Required Corporate Approvals; Disclosure Record (Litigation-Optics Package)

As a condition to Closing, Seller shall have completed and shall deliver evidence of each of the following (as applicable):

(a) **Board Approval and Interested-Transaction Record.** Approval by Seller's board of directors of (i) this Agreement and the transactions contemplated hereby, and (ii) the material terms of the Purchase Price and key risk allocations, after disclosure of Peter M.

Jensen's potential (if he ends up CEO of both RPay, Inc., and Rocketfuel, Inc.,) dual role and any other material interests of directors/officers/affiliates in Buyer or the post-Closing business, documented in written resolutions and/or minutes intended to support compliance with NRS 78.140;

(b) **Fairness/Best-Interests Findings.** Written findings adopted by Seller's board (in resolutions, minutes, or a memo) that, based on the information reasonably available at the time and the Company's time and liquidity constraints, (i) the process used was reasonable under the circumstances, (ii) the consideration is commercially reasonable, and (iii) the transaction is advisable and in the best interests of Seller and its stockholders (the "Fairness Findings");

(c) **Stockholder Approval if Required (and Recommended if Practicable).** If required under NRS 78.565 or Seller's organizational documents (or if otherwise determined advisable by Seller's counsel given the circumstances), Seller shall obtain written stockholder consent approving the sale of the Purchased Assets and related transactions, and deliver evidence thereof; and

(d) **Market Check Record (if conducted).** If Seller conducts the market check contemplated by Section 7.8, Seller shall deliver evidence of such outreach and the resulting responses (if any), sufficient to support the Fairness Findings.

4.5 Conditions to Buyer's Obligations

Buyer's obligation to consummate the transactions contemplated hereby at Closing is subject to satisfaction or waiver by Buyer (in writing) of each of the following conditions:

(a) Seller's representations and warranties shall be true and correct in all material respects as of the Closing Date (except to the extent qualified by materiality, in which case true and correct in all respects);

(b) Seller shall have performed and complied in all material respects with its covenants and agreements required to be performed at or prior to Closing;

(c) Seller shall have delivered the Seller Closing Deliveries described in Section 4.2;

(d) no governmental authority shall have enacted, issued, or entered any law, order, or injunction that restrains, enjoins, or prohibits the consummation of the transactions contemplated hereby; and

(e) since the Effective Date, no Material Adverse Effect (as defined herein) shall have occurred with respect to the RPay Business or the Purchased Assets.

4.6 Conditions to Seller's Obligations

Seller's obligation to consummate the transactions contemplated hereby at Closing is subject to satisfaction or waiver by Seller (in writing) of each of the following conditions:

(a) Buyer's representations and warranties shall be true and correct in all material respects as of the Closing Date (except to the extent qualified by materiality, in which case true and correct in all respects);

(b) Buyer shall have performed and complied in all material respects with its covenants and agreements required to be performed at or prior to Closing;

(c) Buyer shall have delivered the Buyer Closing Deliveries described in Section 4.3; and

(d) no governmental authority shall have enacted, issued, or entered any law, order, or injunction that restrains, enjoins, or prohibits the consummation of the transactions contemplated hereby.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth on the applicable Schedules (which shall qualify only the specific Section(s) to which they relate, unless expressly stated otherwise), each of the following is true and correct as of the Effective Date and as of the Closing Date:

5.1 Organization; Good Standing; Power

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada (to the extent "good standing" is applicable based on filings and fees). Seller has all requisite corporate power and authority to own and operate the Business as presently conducted and to own and use the Purchased Assets.

5.2 Authority; Due Authorization; Enforceability

Seller has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and such Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, including approval of Seller's board of directors and, if required by Law or Seller's organizational documents, approval by Seller's stockholders.

This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar Laws affecting creditors 'rights generally and by general principles of equity.

5.3 Approvals; Interested Transaction Compliance

(a) **Approvals.** Seller has taken (or prior to Closing will take) all action required under applicable Law and Seller's organizational documents to approve this Agreement and the transactions contemplated hereby, including, as applicable, compliance with (i) NRS 78.140 and (ii) NRS 78.565 (to the extent a stockholder vote/consent is required due to sale of all or substantially all assets).

(b) **Disclosure and Process.** Seller has disclosed to the approving body (board and/or stockholders, as applicable) the material terms of this transaction and any known material interests of directors, officers, or affiliates in Buyer or the post-Closing business, and Seller will maintain appropriate records reflecting such disclosures and approvals. Seller

acknowledges and agrees that these records are intended to support the transaction's enforceability under Nevada law, including the "fairness" standard implicated by NRS 78.140.

(c) **No Improper Purpose.** Seller has entered into this Agreement in good faith for a proper corporate purpose and not for the purpose of hindering, delaying, or defrauding creditors.

5.4 Title to Purchased Assets; Sufficiency; No Liens

(a) **Title.** Seller has good and valid title to, or a valid and enforceable right to use and transfer, the Purchased Assets. At Closing, Seller will transfer to Buyer good and valid title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b) **Sufficiency.** The Purchased Assets constitute all assets of Seller used primarily in the operation of the Business as currently conducted (excluding the Excluded Assets), except as otherwise disclosed on Schedule 1.1(a).

5.5 No Conflicts; Consents

The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents do not and will not: (a) violate Seller's Articles of Incorporation or bylaws; (b) violate any Law applicable to Seller or the Purchased Assets; or (c) result in a breach, default, termination right, acceleration, or loss of rights under any Assigned Contract, except in the case of clauses (b) and (c) where any such violation or effect would not reasonably be expected to be material to the Business, taken as a whole, or where required consents are obtained at or prior to Closing or are addressed through the consent/workaround framework in Section 3.6 and Schedule 3.2(c).

5.6 Permitted Liens

"Permitted Liens" means only: (a) Liens for Taxes not yet due and payable or being contested in good faith; (b) mechanics', materialmen's, or similar Liens arising in the ordinary course and not delinquent; and (c) the Liens specifically identified on Schedule 4.5.

5.7 Contracts

(a) **Schedule.** All material contracts used primarily in connection with the Business that Buyer is intended to receive benefits of at or after Closing (whether by assignment at Closing or by lawful workaround pending consent) are listed on Schedule 4.10.

(b) **Status.** Seller is not in material default under any Assigned Contract, and, to Seller's knowledge, no counterparty is in material default thereunder, except as disclosed on Schedule 4.10.

5.8 Intellectual Property; Open Source; Contractors

(a) **Owned/Controlled IP.** Seller owns or has sufficient rights to use and transfer the Purchased IP included in the Purchased Assets for the operation of the Business as currently conducted, subject to third-party licenses disclosed on the schedules.

(b) **Chain of Title.** To Seller's knowledge, all employees and contractors who created material portions of the Purchased IP have executed confidentiality and invention assignment agreements or other agreements sufficient to vest in Seller the rights claimed by Seller, except as disclosed on the schedules.

(c) **Open-Source.** To Seller's knowledge, Seller's use of open-source software in the Business does not require disclosure of proprietary source code or impose copyleft obligations in a manner that would be material to Buyer's intended operation, except as disclosed on the schedules.

5.9 Compliance with Law

Seller is, and has been, in compliance in all material respects with Laws applicable to the Business and the ownership and use of the Purchased Assets as currently conducted, except as disclosed on the schedules.

5.10 Litigation; Investigations

There is no action, suit, proceeding, claim, arbitration, or governmental investigation pending or, to Seller's knowledge, threatened, that would reasonably be expected to prevent or materially delay Closing, or that challenges Seller's title to the Purchased Assets, except as disclosed on the schedules.

5.11 Taxes

Seller has timely filed (or obtained extensions for) all material Tax returns required to be filed with respect to the Business, except as disclosed. Buyer is not assuming any Taxes except to the extent expressly included in Assumed Liabilities (if any).

5.12 Brokers

No broker, finder, or investment banker is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth on the applicable Schedules:

6.1 Organization; Good Standing; Power

Buyer is duly organized, validly existing, and in good standing under Delaware Law. Buyer has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

6.2 Authority; Enforceability

The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy/insolvency Laws and equitable principles.

6.3 No Conflicts

The execution and delivery of this Agreement by Buyer do not violate Buyer's organizational documents and do not violate any Law applicable to Buyer in a manner that would reasonably be expected to prevent or materially delay Closing.

6.4 Financing; Capability

Buyer has, or at Closing will have, sufficient ability to perform its obligations under this Agreement, including (i) issuance of the Warrant, (ii) payment of Earn-Out Payments as they become due (subject to actual Net Revenue), and (iii) performance of the Assumed Deferred Comp obligations pursuant to Schedule 2.3(a).

6.5 Brokers

No broker, finder, or investment banker is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VII: COVENANTS

7.1 Cooperation; Schedule Finalization

From the Effective Date through Closing (and as needed after Closing), each Party shall cooperate in good faith and use commercially reasonable efforts to (a) finalize and update Schedules, (b) obtain third-party consents, (c) complete transition tasks, and (d) execute and deliver the Transaction Documents and any additional instruments reasonably necessary to effectuate the transactions.

7.2 Consents; Interim Workarounds; Post-Closing Cooperation

(a) **Consents Efforts.** The Parties shall use commercially reasonable efforts to obtain the consents identified on Schedule 3.2(c).

(b) **No Breach Assignments.** Seller shall not assign any contract in violation of its terms.

(c) **Workaround Structure.** Where consent is not obtained by Closing, the Parties shall implement a lawful interim arrangement under Section 3.6 that (i) provides Buyer the economic benefits of the contract and (ii) imposes on Buyer the corresponding economic burdens, to the maximum extent permitted by Law, until assignment/novation occurs.

(d) **Post-Closing.** The Parties shall continue efforts after Closing for a reasonable period (not to exceed the Transition Period) to obtain consents and to replace non-assignable relationships (e.g., banking/processor relationships) as required for Buyer to operate.

7.3 Confidentiality

Each Party shall keep confidential the non-public terms of this Agreement and non-public confidential information received from the other Party, and shall use such information solely for purposes of consummating and performing this Agreement, except (i) as required by Law, (ii) as necessary to obtain consents/financing/approvals, or (iii) to the Party's attorneys, accountants, and advisors who are bound by confidentiality obligations.

7.4 Public Statements; Stockholder Communications

Neither Party shall issue a press release or public announcement regarding this Agreement without the other Party's prior written consent, except as required by Law. Any stockholder communication relating to the transaction shall be approved by Seller's board and structured to support Seller's corporate record and any required disclosure obligations.

7.5 Further Assurances

Following Closing, each Party shall execute and deliver such additional documents and take such additional actions as the other Party may reasonably request to effectuate the intent of this Agreement, including confirming assignments, transferring access credentials, and completing transition tasks.

7.6 Books and Records; Earn-Out Support

Buyer shall maintain reasonably detailed books and records relating to Net Revenue and Earn-Out calculations and shall provide Seller the Earn-Out Statements and audit access as provided in Article II. Buyer shall apply revenue classification consistently quarter-to-quarter and shall not implement changes in reporting structure intended to circumvent Earn-Out obligations.

7.7 Interested-Transaction Acknowledgment; Separate Counsel; Process Protections

(a) **Acknowledgment.** Each Party acknowledges that the transaction involves overlapping interests and potential conflicts, including Peter M. Jensen's expected role with Buyer, and that such interests have been disclosed to Seller's approving body.

(b) **Opportunity for Counsel.** Each Party acknowledges that it has had the opportunity to consult with independent legal counsel and advisors regarding this Agreement and the transactions contemplated hereby.

(c) **No Waiver of Duties.** Nothing in this Agreement shall be construed to waive any fiduciary duties imposed by applicable Law; rather, this Agreement is intended to be authorized and documented in a manner that supports enforceability under Nevada law, including NRS 78.140 and, if applicable, NRS 78.565.

7.8 Time-Compressed Market Check: Notice and Opportunity for Bids / Participation

(a) **Purpose.** Seller may elect to conduct a limited, time-compressed market check to reduce the risk of later claims that the Purchased Assets were transferred for inadequate consideration.

(b) **Process.** If Seller's board approves conducting a market check, Seller shall, on a timeline consistent with the Closing deadline, (i) provide notice to designated major stockholders (and/or a broader group if Seller determines practicable), describing that Seller intends to pursue one of the following paths: (A) third-party asset sale if available on acceptable terms, or (B) sale to an affiliated buyer (Buyer), and (ii) invite interested parties to submit

either (x) a bona fide written indication of interest to purchase the relevant assets (or the company) on terms superior to this transaction, or (y) an investment indication for participation in the post-Closing private company structure (the "Market Check").

(c) **No Delay Requirement.** The Parties acknowledge Seller's time constraints. The Market Check is not intended to impose a fixed 30-day delay unless Seller elects such longer period. Seller may structure the Market Check with a short response window (e.g., 5–10 Business Days) consistent with its liquidity constraints.

(d) **Superior Proposal; Fiduciary-Out.** If, prior to Closing, Seller receives a bona fide written proposal that Seller's board determines in good faith (after consultation with counsel) is materially more favorable to Seller than the transactions contemplated hereby (a "Superior Proposal"), Seller may terminate this Agreement pursuant to Section 9.1(d) to accept the Superior Proposal, subject to providing Buyer notice and a reasonable opportunity (not less than 48 hours, if time permits) to match or improve the terms.

(e) **Record.** If conducted, Seller shall include in its records the notice, recipient list, responses, and board evaluation notes supporting the Fairness Findings.

7.9 Non-Competition; Non-Solicitation

(a) **Non-Competition.** For a period of three (3) years commencing on the Closing Date (the "Restricted Period"), Seller shall not, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that competes with the RPay Business (as described in Schedule 1.1(a)) anywhere in the United States or its territories (the "Restricted Business"). This restriction does not prohibit Seller from owning less than 5% of the outstanding securities of any publicly traded company.

(b) **Non-Solicitation.** During the Restricted Period, Seller shall not, directly or indirectly, solicit or hire any Transferred Employee (as defined in Section 7.10) to leave their employment with Buyer; *provided,* that this restriction shall not apply to general solicitations of employment not specifically directed toward Buyer's employees.

7.10 Employee Matters

(a) **Offers of Employment.** Buyer may, but is not obligated to, make offers of employment to those employees of Seller primarily engaged in the RPay Business, on terms and conditions determined by Buyer in its sole discretion. Any such employee who accepts Buyer's offer and commences employment with Buyer as of the Closing Date is referred to herein as a "Transferred Employee."

(b) **Liabilities.** Seller shall remain solely responsible for all wages, bonuses, severance, accrued vacation/PTO, and other employment-related liabilities arising prior to the Closing Date with respect to all employees (including Transferred Employees). Buyer shall be responsible for such liabilities with respect to Transferred Employees only to the extent arising from services performed for Buyer on or after the Closing Date.

(c) **No Third-Party Beneficiaries.** Nothing in this Section 7.10 confers any rights or remedies upon any employee or former employee of Seller, nor does it create any right to continued employment with Buyer.

ARTICLE VIII: INDEMNIFICATION

8.1 Seller Indemnity

Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and their respective directors, officers, managers, members, employees, and agents (collectively, the "Buyer Indemnitees") from and against any and all losses, damages, liabilities, penalties, fines, costs, and expenses (including reasonable attorneys 'fees) (collectively, "Losses") arising out of or resulting from:

(a) any breach of Seller's representations or warranties in this Agreement;

(b) any breach of Seller's covenants or agreements in this Agreement; or

(c) any Excluded Liabilities.

8.2 Buyer Indemnity

Buyer shall indemnify, defend, and hold harmless Seller and its directors, officers, employees, and agents (collectively, the "Seller Indemnitees") from and against all Losses arising out of or resulting from:

(a) any breach of Buyer's representations or warranties;

(b) any breach of Buyer's covenants or agreements; or

(c) the Assumed Liabilities, including Assumed Deferred Comp to the extent assumed and not timely performed.

8.3 Indemnification Procedures

(a) **Notice.** The Indemnified Party shall provide reasonably prompt written notice of any claim, but failure to give prompt notice does not relieve the Indemnifying Party except to the extent materially prejudiced.

(b) **Third-Party Claims.** The Indemnifying Party may assume defense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate at its own expense.

(c) **Settlements.** No settlement may be entered without the Indemnified Party's consent if it imposes non-monetary obligations or admissions, or fails to include a full release.

(d) **Direct Claims.** Direct claims will be resolved through good-faith negotiation; if unresolved, the Parties may pursue remedies in the chosen forum.

8.4 Survival

Representations and warranties survive for twelve (12) months after Closing, except that (i) Fundamental Reps (organization, authority, title) survive for three (3) years, and (ii) claims based on fraud survive as permitted by Law.

8.5 Limitations

(a) **Exclusion of Damages.** No Party shall be liable for punitive, consequential, special, or exemplary damages, except to the extent awarded to a third party.

(b) **Cap and Deductible.** Seller shall not be liable for indemnification until aggregate Losses exceed $25,000 (the "Deductible"), in which case Seller is liable only for the excess. For purposes of this Section 8.5(b), Seller's total liability for indemnification shall not exceed the aggregate amount of the Assumed Deferred Comp plus any Earn-Out Payments actually received by Seller as of the date the claim is finally resolved (the "Liability Cap").

(c) **Exception.** The limitations in this Section 8.5 do not apply to claims based on fraud.

ARTICLE IX: TERMINATION

9.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parties;

(b) by either Party upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) Business Days after receipt of notice; or

(c) by Seller pursuant to Section 7.8(d) upon receipt of a Superior Proposal and Seller's board approval thereof, provided Seller has complied with the notice/match opportunity in Section 7.8(d) (to the extent time permits).

9.2 Effect of Termination

Upon termination, this Agreement becomes void and of no further force, except that Sections on confidentiality, governing law, venue, and expenses (and any other provisions that by their nature should survive) shall survive.

ARTICLE X: MISCELLANEOUS

10.1 Notices

All notices shall be in writing and delivered by personal delivery, nationally recognized overnight courier, or email (with confirmation), to the addresses set forth on Schedule 10.1 (or to such other address as a Party may designate).

10.2 Assignment

No Party may assign this Agreement without the other Party's prior written consent; provided, Buyer may assign to an Affiliate in connection with internal structuring so long as Buyer remains primarily liable.

10.3 Entire Agreement

This Agreement (including Schedules and Exhibits) constitutes the entire agreement between the Parties and supersedes all prior understandings.

10.4 Amendments; Waivers

No amendment or waiver is effective unless in writing signed by the Party against whom enforced.

10.5 Severability

If any provision is held invalid, the remainder remains in effect, and the Parties shall replace the invalid provision with a valid provision that best effectuates the original intent.

10.6 Counterparts; Electronic Signatures

This Agreement may be executed in counterparts and by electronic signature/PDF, each of which is deemed an original.

10.7 Governing Law

This Agreement is governed by the Laws of the State of Nevada, without regard to conflicts-oflaw rules.

10.8 Venue; Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, and waives objections to venue.

10.9 Specific Performance

The Parties agree that irreparable harm may occur if this Agreement is not performed. Accordingly, specific performance and injunctive relief are appropriate remedies, in addition to any other remedies available at Law or in equity.

10.10 Attorneys' Fees

In any action to enforce this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys 'fees and costs.

IN WITNESS WHEREOF

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date of the last signature below.

SELLER: ROCKETFUEL BLOCKCHAIN, INC., a Nevada corporation

Signed by:

By: Peter Jensen

4C27BD113CF643B...

Name: Peter M. Jensen

Title: Chief Executive Officer

BUYER: RPay, Inc., a Delaware corporation

Signed by:

By: Peter Jensen

743BE65DF9174B5...

Name: Peter M. Jensen

Title: President

SCHEDULES

Schedule 1.1(a): Purchased Assets (RPay Business)

Overview. This Schedule 1.1(a) describes the assets of Seller used primarily in the "RPay Business" (Pay In, Pay Out, and Gift Card) that are sold, assigned, transferred, conveyed, and delivered to Buyer at Closing (the "Purchased Assets"), subject to the Agreement (including Section 3.6 and Schedule 3.2(c) for any consent/transfer restrictions).

General Description (Non-Exhaustive). "Purchased Assets" includes all assets, properties, rights and interests of Seller, whether tangible or intangible, that are used primarily in, held for use primarily in, or primarily related to thh RPay Business as of Closing, whether or not specifically itemized below, excluding only the "Excluded Assets" on Schedule 1.1(b).

1. **Products / Technology / Software**

   1.1. All software, source code, object code, repositories, scripts, APIs, configuration files, build/deploy pipelines, and technical documentation.

   1.2. All architectures, specifications, runbooks, SOPs, playbooks, and operational documentation.

   1.3. All developer/admin credentials and administrative control reasonably necessary to operate the RPay Business (subject to platform rules and Law).

2. **Intellectual Property; Branding**

   2.1. All inventions, trade secrets, know-how, proprietary processes, and improvements embodied in or used by the RPay Business.

   2.2. All trademarks, service marks, trade names, logos, and all goodwill associated with "RPay" and related branding (registered and unregistered), and any associated enforcement rights to the extent assignable.

3. **Digital Assets; Online Presence**

3.1. All domain names, websites, landing pages, URLs, and social media handles used primarily for the RPay Business, together with associated registrar/hosting accounts to the extent transferable.

4. **Data; Records (Subject to Law/Contract)**

4.1. Customer, vendor, and transaction records and data sets used primarily in the RPay Business (including logs and reports), subject to applicable privacy/data-security laws and any third-party contractual restrictions.

4.2. Business records necessary to administer and verify the Earn-Out and other consideration mechanics.

5. **Contracts; Commercial Relationships**

5.1. All rights under customer, vendor, partner, and platform contracts used primarily in the RPay Business to the extent assignable (or, if consent is required and not obtained by Closing, subject to the interim workaround framework in Section 3.6 and Exhibit J).

6. Merchant Accounts. All merchant accounts and relationships used primarily in the RPay Business are included in the Purchased Assets.

7. **Computing Equipment.** Laptops and related computing equipment used by employees and contractors in the Business, substantially all of which are transferred to Buyer, other than any specific devices identified in writing by Seller as retained.

8. **Goodwill**

8.1. All goodwill associated with the RPay Business (including going-concern value and customer/vendor relationship value).

9. **Earn-Out / Reporting Records.** To support administration of the Earn-Out and verification of "cash receipts actually received," Seller shall transfer or provide access (as applicable) to the following categories of records for the applicable periods:

9.1. Processor/settlement statements and related reconciliation reports;

9.2. Transaction-level exports supporting cash receipts, refunds, chargebacks, and reversals;

9.3. Reports reasonably necessary to support any pass-through taxes or similar reporting, if applicable.

10. **Transition Deliverables (Operational Handoff).** Seller shall deliver to Buyer (at Closing or as soon as commercially practicable thereafter) the information and access reasonably necessary to operate the Purchased Assets, including:

    10.1. A credential/access handoff list for repositories, domains, key vendor accounts, and administrative portals;

    10.2. An export package of key runbooks/SOPs and technical documentation reasonably necessary for continuity; and

    10.3. Reasonable cooperation to complete migrations/transfers consistent with Section 3.6 (including post-Closing "further assurances").

Schedule 1.1(b): Excluded Assets

The following are "Excluded Assets" retained by Seller and not transferred to Buyer:

1. **Loyalty / RPoints Business.** All assets, IP, contracts, accounts, and records used primarily in, held for use primarily in, or primarily related to Seller's Loyalty / rewards business (including the RPoints transaction and any LoyaltyCo assets).

2. **Cash; Bank Accounts.** All cash on hand and cash equivalents, and all bank accounts and balances of Seller, except to the extent expressly included as a Purchased Asset (if any).

3. **Seller Corporate Governance Records.** Seller's minute books, stock ledger/cap table, charter/bylaws, and internal governance records (provided that Seller shall furnish copies reasonably requested by Buyer to evidence authority and approvals).

4. **Tax Matters.** Seller's tax returns and supporting work papers and any tax refunds/credits attributable to periods ending on or before Closing.

5. **Insurance.** Seller's insurance policies and related claims.

6. **Claims Not Primarily Related to the RPay Business.** All claims, causes of action, and rights of recovery of Seller not primarily arising from or relating to the RPay Business (except to the extent any assigned Purchased IP expressly includes assignable claims for infringement/misappropriation).

Schedule 2.1(c): Seller Designee(s) for Warrant Issuance

Pursuant to Section 2.1(c) of the Agreement, Seller designates the following Holder to receive the Warrant at Closing (or such other designee as Seller may specify in writing prior to Closing, provided such designee agrees to be bound by the Warrant and applicable securities restrictions):

1. **Recipient:** RocketFuel Blockchain, Inc. (Seller)

2. **Address:** 201 Spear Street, Suite 1100, San Francisco, CA 94105

3. **Percentage:** 100% of the Warrant entitlement.

Schedule 2.3(a): Assumed Deferred Compensation Obligations (Aggregate Cap)

Buyer assumes and agrees to pay, as Assumed Deferred Compensation, only the deferred compensation obligations of Seller identified below (or in any executed Exhibit I letter delivered at or after Closing), subject in all cases to: (i) the Aggregate Cap set forth in the Agreement; (ii) the limitations in Section 2.3; and (iii) any creditor-specific terms in Exhibit I (if applicable).

Aggregate Cap. The total principal amount assumed under this Schedule 2.3(a) shall not exceed $1,000,000.00.

Creditor List (to be completed / may be attached as Addendum 2.3(a)-1):

Creditor / Payee: Peter M. Jensen Amount (principal only): $800,000.00 Payment terms: per Exhibit I / written agreement
Creditor / Payee: Bennett J. Yankowitz Amount (principal only): $200,000.00 Payment terms: per Exhibit I letter (at the board's discretion, paid pro rata with Mr. Jensen — $0.25 to this creditor for each $1.00 paid to Mr. Jensen)

Limitations. Buyer assumes no penalties, interest, attorneys 'fees, taxes, or other add-ons unless expressly stated for a specific creditor in a signed Exhibit I letter. No novation or release of Seller is required unless the applicable creditor agrees in writing (and any such release shall be limited as stated in Exhibit I).

Creditor Name	Type (Wages/Bonus)	Principal Amount	Payment Terms
Peter M. Jensen	Deferred Wages	$800,000.00	As and when funds are available, as determined by Buyer (per executed novation)
Bennett J. Yankowitz	Deferred Wages	$200,000.00	At the discretion of Buyer's board; provided that any payment on account of the deferred compensation assumed in favor of Peter M. Jensen shall be accompanied by a proportionate payment to this creditor in the ratio of their respective assumed principal amounts ($0.25 to this creditor for each $1.00 paid to Mr. Jensen) (per Exhibit I letter)

Schedule 3.2(c): Required Consents / Novations Tracker (Assigned Contracts)

Contracts or accounts used primarily in the RPay Business that require third-party consent, novation, or other approval for assignment/transfer (and for which such consent is not obtained by Closing) may be identified on an attached addendum (Addendum 3.2(c)-1), if any.

Workaround. If any consent is required and not obtained by Closing, the Parties shall proceed under Section 3.6 of the Agreement and the Contract Pass-Through and Agency Agreement (Exhibit J), or replace the relationship via new onboarding/account creation where assignment is prohibited or impracticable.

Contract / Vendor	**Product Line**	**Consent Status**	**Interim Workaround (Exhibit J)**
Pay-In technology / vendor contracts (see Schedule 4.10)	Pay In	As required	Subject to Buyer's Election (Section 3.6): assign, take economic benefit, or replace.
Pay-Out technology / vendor contracts (see Schedule 4.10)	Pay Out	As required	Subject to Buyer's Election (Section 3.6): assign, take economic benefit, or replace.
Compliance / Travel Rule contracts (see Schedule 4.10)	Gift Card	As required	Subject to Buyer's Election (Section 3.6): assign, take economic benefit, or replace.

Schedule 3.3: Assumed Liabilities

Buyer assumes ONLY the following liabilities and obligations (the "Assumed Liabilities"):

1. **Assumed Deferred Compensation.** The deferred compensation obligations listed on Schedule 2.3(a), up to the Aggregate Cap, and subject to Section 2.3 and any applicable Exhibit I letter(s).

2. **Post-Closing Contract Obligations.** Obligations arising from and after Closing under Assigned Contracts (Schedule 4.10) to the extent validly assigned or novated to Buyer (or performed under the interim workaround structure in Section 3.6 / Exhibit J).

3. **Workaround Obligations.** Obligations arising from and after Closing attributable to Buyer's performance under any contract/account subject to an interim workaround under Schedule 3.2(c) / Exhibit J.

No Other Assumption. Buyer does not assume any other liabilities of Seller, whether known or unknown, absolute or contingent, except as expressly set forth above.

Schedule 3.4: Excluded Liabilities

All liabilities not expressly included on Schedule 3.3 are “Excluded Liabilities,” including without limitation:

1. **Taxes.** All taxes of Seller for periods (or portions of periods) ending on or before Closing, including income, franchise, payroll, sales/use, and withholding taxes.

2. **SEC / Public Company Matters.** All liabilities and obligations related to Seller’s status as a public reporting company or issuer (including SEC reporting, investigations, penalties, and compliance).

3. **Pre-Closing Breaches.** Any liability for any breach, default, or violation occurring prior to Closing under any contract, law, permit, or obligation.

4. **RPoints Business.** Any liabilities relating to the RPoints business or any assets excluded under Schedule 1.1(b).

5. **Debt / Financing Instruments.** Any notes, SAFEs, convertible instruments, credit facilities, or other indebtedness of Seller (other than the specific Assumed Deferred Compensation listed on Schedule 2.3(a)).

6. **Brokers / Finders.** Any broker, finder, advisory, or similar fees payable by Seller.

Schedule 4.5: Permitted Liens

None known / none intended. Seller represents the Purchased Assets are conveyed free and clear of Liens other than Permitted Liens, and any Liens that must be released at Closing shall be released or satisfied at or prior to Closing.

Schedule 4.10: Assigned Contracts

Assigned Contracts include all contracts and commercial arrangements of Seller that are used primarily in the RPay Business as of Closing and are intended to be assigned to Buyer to the extent legally assignable, including customer agreements, vendor/SaaS agreements, platform/processing agreements, hosting and infrastructure agreements, and key partner arrangements.

To the extent any Assigned Contract requires third-party consent and such consent is not obtained by Closing, the Parties will proceed under the consent/workaround framework in Section 3.6 and Schedule 3.2(c) / Exhibit J.

Contract Name	Counterparty	Effective Date	Product Line
Partner Agreements	The partner and processing agreements used primarily in the RPay Business, each as in effect on the Closing Date (consent-required agreements flagged under Schedule 3.2(c))	As in effect on the Closing Date	RPay Business

Technology and Vendor Contracts.

The technology and vendor contracts supporting the functions listed below are Assigned Contracts and are subject to Buyer's Election as to Assigned Contracts under Section 3.6 (assignment; economic benefit through the interim arrangements; or replacement). Where more than one provider supports a function, either may be used, and Buyer may substitute or establish a new provider for any such function. **Pay-In:**

Exchange / on-ramp

KYT / transaction monitoring

Faster settlement **Pay-Out:**

Wallet infrastructure / custody

Crypto swap and transfer

Fiat disbursement

Compliance / KYC Travel Rule

Schedule 5.3: Interested-Transaction Disclosures & Process Record (NRS 78.140 / 78.565)

The following interests are disclosed to and approved by the Board/Stockholders:

1. **Disclosed Interests (Conflict Snapshot)**

   1.1. **Transaction Scope.** Sale by Seller of the RPay Business assets (Pay In, Pay Out, Gift Card) to Buyer.

   1.2. **Overlapping Management / Control.** Peter Jensen serves as CEO and director of Seller and is the sole CEO/shareholder (or controlling person) of Buyer (RPay, Inc.).

1.3. **Consideration Beneficiaries.** Peter Jensen (and potentially Bennett J. Yankowitz) may benefit from the Assumed Deferred Compensation (Schedule 2.3(a)), and Seller (or its designee) will receive the Warrant (Schedule 2.1(c)).

2. **Board Approval Record**

2.1. Action Date: The date of the written consent of the Board approving the Agreement, as executed by the sole director (see Exhibit F).

2.2. Disclosure Made: Conflicts and overlapping interests were disclosed to the Board prior to approval.

2.3. Process: The Board reviewed the Agreement and key deal terms and asked questions it deemed appropriate under the circumstances.

2.4. Findings: The Board determined in good faith that the transaction is fair to the Company and advisable and in the best interests of Seller and its stockholders, notwithstanding any Interested Relationship, consistent with NRS 78.140.

3. **Stockholder Approval**

3.1. Status: ☒ Stockholder approval not required under the adopted no-vote basis ☐ Not required ☐ Recommended/obtained as risk-reduction measure

3.2. Date: Not applicable — stockholder approval is not required under the adopted novote basis (see Exhibit G).

4. **Market Check**

4.1. Record: ☒ none ☐ limited outreach performed (records retained with corporate file)

Schedule 5.8: IP / Open-Source / Contractor Exceptions

1. **Contractors without Invention Assignments**

☐**None.** Seller represents all contributors have signed valid IP assignment agreements.

2. **Open Source / Copyleft Risks**

☐**None.** Seller represents no "Copyleft" (GPL/AGPL) software is integrated into the RPay proprietary codebase in a manner that requires disclosure or distribution of source code.

3. Third-Party License Restrictions

☐No material third-party license restrictions requiring consent or payment for transfer are known to Seller, except as disclosed below (if any).

Schedule 5.10: Litigation / Claims / Investigations (if any)

None known to Seller as of the Effective Date.

Schedule 10.1: Notice Addresses

Seller: RocketFuel Blockchain, Inc.

Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105

Attn: Peter Jensen

Email: p.jensen@rocketfuel.inc

Buyer: RPay, Inc.

Address: 45 Bulkeley Avenue, #3, Sausalito, CA 94965
Attn: Peter Jensen

Email: peter.jensen@rpay.inc

EXHIBITS

EXHIBIT A

Form of Warrant (RPay Warrant Instrument)

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT (this "Warrant") is issued effective as of the Closing Date (as defined in the Purchase Agreement) (the "Issue Date"), by RPay, Inc., a Delaware corporation (the "Company"), to RocketFuel Blockchain, Inc. or its designee identified on Schedule 2.1(c) of the Purchase Agreement (the "Holder").

1. Relationship to Purchase Agreement

This Warrant is issued pursuant to that certain Asset Purchase Agreement (RPay APA) dated as of the Issue Date (the "Purchase Agreement"), by and between RocketFuel Blockchain, Inc. ("Seller") and the Company ("Buyer"). Capitalized terms not defined here have the meanings in the Purchase Agreement.

2. Grant

2.1 Right to Purchase Shares. Subject to this Warrant, the Company grants Holder the right to purchase 160,000 shares of the Company's common stock, par value $0.001 per share (the "Shares").

2.2 Shares. "Shares" means shares of the common stock of the Company, par value $0.001 per share.

3. Exercisability; Term

3.1 Exercise Date. This Warrant becomes exercisable on the second (2nd) anniversary of the Closing
Date under the Purchase Agreement (the "Warrant Exercise Date"), unless earlier repurchased under Section 6.

3.2 Expiration. This Warrant expires at 5:00 p.m. Pacific Time on the date five (5) years after the Warrant Exercise Date (the "Expiration Date"), unless earlier cancelled.

4. Exercise Price; Method of Exercise

4.1 Exercise Price. $0.01 per Share, subject to adjustments under Section 7.

4.2 Exercise Procedure. Holder may exercise by delivering a completed Notice of Exercise (Annex A) and payment of the aggregate exercise price by wire/ACH (or other method approved by Company).

5. Issuance; Legends; Transfer

5.1 Delivery. Within 10 Business Days after valid exercise, Company will deliver evidence of issuance (certificate, book-entry statement, or ledger entry).

5.2 Restricted Securities. This Warrant and the Shares are restricted securities; transfers require compliance with securities laws and Company governing documents.

5.3 No Registration Rights. None granted unless separately agreed.

6. Company Repurchase Right (Pre-Exercise)

6.1 Repurchase Option. Company may repurchase and cancel this Warrant at any time prior to the Warrant Exercise Date for a fixed price of $1,000,000.00 (the "Warrant Repurchase Price").

6.2 Notice; Closing. Company will provide at least 10 Business Days' notice of repurchase closing. On closing, Company pays the Repurchase Price by wire, and Holder delivers the original Warrant (or affidavit of loss) for cancellation.

6.3 Effect. Upon payment, this Warrant is cancelled and of no further force or effect.

7. Adjustments

Equitable adjustments for splits, dividends, recapitalizations, and similar events. In a merger or sale of substantially all assets of the Company, the Company shall cause assumption or substitution to preserve the economic intent.

8. Representations of Holder

Holder acquires for investment and can bear risk of loss.

9. Transfer

No transfer without Company consent, except to a Holder affiliate that agrees in writing to be bound.

10. Notices

Notices under this Warrant shall be given as set forth in the Purchase Agreement.

11. Governing Law; Venue

Nevada law governs. Exclusive venue: state or federal courts in Clark County, Nevada.

ACKNOWLEDGED BY HOLDER

RocketFuel Blockchain, Inc. (or Seller Designee)

By: ______________________________

Name: ___________________________

Title: ___________________________

Date: ___________________________

ANNEX A

(as part of Exhibit A)

NOTICE OF EXERCISE

To: RPay, Inc. Attention: Chief Executive Officer

1. Election to Exercise. The undersigned Holder hereby elects to exercise the Warrant issued by RPay, Inc. (the "Company") on the Closing Date (the "Warrant") to purchase __________________ Shares of the Company.

2. Payment of Exercise Price. The Holder is paying the aggregate Exercise Price of $_______________ by wire transfer or check.

3. Representations. The Holder represents that it is acquiring the Shares for its own account for investment and not with a view to distribution, and that the representations in Section 8 of the Warrant remain true and correct as of this date.

4. Issuance Instructions. Please issue the Shares in the name of the undersigned Holder (or the designee named below, if permitted):

Name: ____

Address: ____

Tax ID / EIN: ____

Date: ____________________

HOLDER: RocketFuel Blockchain, Inc. (or Designee)

By: ____________________________

Name: ___________________________

Title: ____________________________

BILL OF SALE AND ASSIGNMENT

(RocketFuel Blockchain and RPay)

This Bill of Sale and Assignment (this "Bill of Sale") is made effective as of the Closing Date (as defined in the Purchase Agreement referenced below), by RocketFuel Blockchain, Inc., a Nevada corporation ("Seller"), to RPay, Inc., a Delaware corporation ("Buyer").

1. **Purchase Agreement.** This Bill of Sale is delivered pursuant to that certain Asset Purchase Agreement (RPay APA) dated as of the date hereof (the "Purchase Agreement"), by and between Seller and Buyer. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

2. **Transfer of Assets.** For good and valuable consideration, Seller hereby sells, assigns, transfers, and delivers to Buyer all of Seller's right, title, and interest in and to the Purchased Assets listed on Schedule 1.1 of the Purchase Agreement, free and clear of all Liens (other than Permitted Liens). The Purchased Assets include, to the extent used primarily in the RPay Business:

   (a) **Technology:** Source code, object code, repositories, APIs, scripts, and technical documentation;

   (b) **IP & Goodwill:** Inventions, trade secrets, trademarks, copyrights, and goodwill associated with the RPay Business;

   (c) **Digital Assets:** Domains, websites, and social media handles, including registrar accounts;

   (d) **Records:** Customer/vendor files, operational playbooks, and business records (subject to privacy/contract limitations); and

(e) **Contracts:** Rights under Assigned Contracts (Schedule 4.10), subject to the consent and workaround provisions of Section 3.6 of the Purchase Agreement.

3. **Excluded Assets; No Transfer Outside Schedule 1.1.** Seller does not transfer, and Buyer does not acquire, any assets other than the Purchased Assets. All Excluded Assets listed on Schedule 1.2 of the Purchase Agreement remain the property of Seller. No asset is transferred by implication.

4. **No Assumption of Liabilities.** Buyer does not assume any liabilities or obligations of Seller except the Assumed Liabilities expressly set forth in the Purchase Agreement (including Schedule 2.3(a) and Schedule 3.3, as applicable). All other liabilities are Excluded Liabilities, and remain solely with Seller.

5. **Delivery & Transition.** Seller shall deliver to Buyer (at Closing or as soon as commercially practicable thereafter) all administrative credentials, access keys, and transfer codes necessary for Buyer to control the Purchased Assets. If third-party restrictions delay any transfer, the Parties shall implement the interim workaround procedures set forth in Section 3.6 of the Purchase Agreement.

6. **Further Assurances.** Seller shall execute and deliver such additional instruments, assignments, and documents, and take such additional actions, as Buyer may reasonably request to evidence or effectuate the transfers contemplated by this Bill of Sale and the Purchase Agreement, including recordable instruments for specific assets, confirmatory assignments, and reasonable transition cooperation.

7. **No Expansion of Representations; Disclaimer.** This Bill of Sale does not expand any representation, warranty, covenant, indemnity, or remedy beyond those expressly set forth in the Purchase Agreement. Except as expressly provided in the Purchase Agreement, the Purchased Assets are conveyed without any additional warranties of any kind.

8. **Personal Liability.** The individual signing this Bill of Sale on behalf of Seller signs solely in a representative capacity. No director, officer, employee, or representative of Seller shall have personal liability by reason of such execution or delivery.

9. **Governing Law.** This Bill of Sale is governed by the laws of the State of Nevada, without regard to conflicts-of-law principles.

SIGNATURES

SELLER: RocketFuel Blockchain, Inc.

By: ______________________________

Name: ____________________________

Title: ____________________________

Date: ____________________________

BUYER (Acknowledged): RPay, Inc.

By: ______________________________

Name: ____________________________

Title: ____________________________

Date: ____________________________

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this "IP Assignment") is made effective as of the Closing Date (as defined in the Purchase Agreement referenced below), by RocketFuel Blockchain, Inc., a Nevada corporation ("Assignor"), to RPay, Inc., a Delaware corporation ("Assignee").

1. **Purchase Agreement.** This IP Assignment is delivered pursuant to that certain Asset Purchase Agreement (RPay APA) dated as of the date hereof (the "Purchase Agreement"), by and between Assignor and Assignee. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

2. **Assignment of Purchased IP.**

   2.1. **Grant.** Subject to the terms of the Purchase Agreement, Assignor hereby sells, assigns, transfers, and conveys to Assignee all of Assignor's right, title, and interest in and to the Purchased IP used primarily in the RPay Business (Pay In, Pay Out, and Gift Card), as listed on Schedule 1.1 of the Purchase Agreement.

   2.2. **Scope.** The Assigned IP includes all of Assignor's rights in the following:

   (a) **Software & Tech:** Source code, object code, scripts, configuration files, APIs, SDKs, test suites, architecture diagrams, and technical documentation;
   (b) **Repositories:** Code repositories, issue histories, build/deployment pipelines, and project artifacts (to the extent transferable);
   (c) **Inventions:** Trade secrets, know-how, proprietary processes, discoveries, and improvements;
   (d) **Branding:** Trademarks, service marks, trade names, logos, and all goodwill associated therewith;
   (e) **Digital Assets:** Domain names, URLs, websites, and social media handles;
   (f) **Copyrights:** User interface (UI) assets, marketing collateral, databases, and works of authorship; and
   (g) **Enforcement Rights:** All causes of action and rights to sue for past, present, and future infringement or misappropriation.

2. 3. **Moral Rights.** Assignor hereby waives all "moral rights" and rights of authorship in the Assigned IP to the maximum extent permitted by Law.

3. **Limitations & Third-Party Rights.**

   3.1. **Excluded IP.** This assignment does *not* transfer any Excluded Assets or IP not listed on Schedule 1.1.

3.2. **Third-Party/Open Source.** Licensed components and open-source software remain subject to their respective third-party licenses. This instrument assigns only Assignor's rights in such materials .

3. 3. **Data.** Transfer of customer data is governed by the Purchase Agreement and subject to applicable privacy laws.

4. Recordation & Further Assurances.

4.1. **Further Assurances.** Assignor shall execute and deliver such additional instruments and take such further actions as Assignee may reasonably request to perfect, record, or enforce Assignee's rights in the Purchased IP.

4. 2. **Recordable Short-Form Assignments.** If any Purchased IP includes recordable rights (e.g., trademarks and/or copyrights), Assignor shall, upon Assignee's reasonable request, execute short-form recordable assignments in a form suitable for filing with applicable governmental registries.

4.3. **Transition.** Assignor shall cooperate in transferring administrative control of repositories, domain registrar accounts, and related credentials.

5. Miscellaneous

5.1. **No Expansion of Warranties.** This is a conveyance instrument only; all representations and warranties are exclusively set forth in the Purchase Agreement .

5.2. **No Personal Liability.** The individual signing for Assignor signs solely in a representative capacity and shall have no personal liability by reason of such execution.

5.3. Governing Law. This IP Assignment is governed by the laws of the State of Nevada, without regard to conflicts-of-law principles.

SIGNATURES

ASSIGNOR: RocketFuel Blockchain, Inc.

By: ______________________; Title: ____________________ Date: ______________________

ASSIGNEE: RPay, Inc.

By: ______________________; Title: ____________________ Date: ______________________

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF CONTRACT

This Assignment and Assumption of Contract (this "Assignment") is entered into effective as of the Closing Date (as defined in the Purchase Agreement referenced below), by and among RocketFuel Blockchain, Inc. ("Assignor"), RPay, Inc. ("Assignee"), and the Counterparty identified below.

1. **Context.** This Assignment is delivered pursuant to that certain Asset Purchase Agreement (RPay APA) dated as of the date hereof (the "Purchase Agreement"), by and between Assignor and Assignee, to effectuate the transfer of the RPay Business to Assignee.

2. **The Contract.** The contract being assigned is the agreement identified in the signature block below, including all amendments and supplements thereto (the "Contract").

3. **Assignment; Assumption.**

   3.1. Assignment & Assumption. Assignor hereby assigns all its right, title, and interest in the Contract to Assignee. Assignee hereby assumes and agrees to perform all obligations under the Contract arising from and after the Effective Time.

   3.2. Liability Split. Assignor remains solely responsible for all liabilities and breaches arising prior to the Effective Time (and shall cure any such pre-closing defaults at its sole expense unless otherwise agreed). Assignee is responsible for all performance and liabilities arising after the Effective Time.

   3.3. No Modification. Nothing in this Assignment expands, waives, or modifies any term of the Contract, except as expressly set forth herein.

4. **Counterparty Consent & Directions.**

   4.1. Consent. Counterparty consents to the assignment of the Contract to Assignee.

   4.2. Direction. From and after the Effective Time, Counterparty shall look solely to Assignee for performance and payment (subject to any retained Seller liability per Section 3.2).

   4.3. Release Election.

   ☐ **Full Release:** Counterparty releases Assignor from all obligations under the Contract arising after the Effective Time.

   ☐ **No Release:** Counterparty consents to assignment but does not release Assignor from secondary liability.

5. **Miscellaneous.**

5.1. Counterparts; Electronic Signatures. This Assignment may be executed in counterparts, each of which is deemed an original, and signatures delivered electronically (PDF/e-sign) are effective.

5.2. Governing Law. The governing law of the Contract controls this Assignment to the extent the Contract specifies governing law. If the Contract is silent on governing law, this Assignment shall be governed by the laws of the State of Nevada, without regard to conflicts-of-law rules.

5.3. No Personal Liability. Individuals signing on behalf of any entity sign solely in a representative capacity and shall have no personal liability by reason of such execution.

SIGNATURES

SELLER / ASSIGNOR:
RocketFuel Blockchain, Inc.

By: ____________________________

Title: __________________________

Date: __________________________

BUYER / ASSIGNEE:
RPay, Inc.

By: ____________________________

Title: __________________________ Date:

____

COUNTERPARTY:
the counterparties to the Assigned Contracts set forth on Schedule 4.10

By: ____________________________

Name: __________________________

Title: __________________________

Date: __________________________

EXHIBIT E

SELLER OFFICER / SECRETARY CERTIFICATE

The undersigned, the Chief Executive Officer of RocketFuel Blockchain, Inc., a Nevada corporation (the "Company"), hereby certifies on behalf of the Company, effective as of the Closing Date (as defined in the Purchase Agreement referenced below), as follows:

1. **Context.** This Certificate is delivered pursuant to Section 7.2 of that certain Asset Purchase Agreement (RPay APA) dated as of the date hereof (the "Purchase Agreement"), by and between the Company and RPay, Inc. (the "Buyer").

2. **Governing Documents.** Attached as Annex A are true, correct, and complete copies of the Company's Articles of Incorporation and Bylaws, each as in full force and effect on the date hereof.

3. **Authorization & Fairness Findings.** Attached as Annex B are true, correct, and complete copies of the resolutions duly adopted by the Board of Directors and Stockholders of the Company authorizing the execution, delivery, and performance of the Purchase Agreement and the transactions contemplated thereby.

   (a) **Specific Certification:** The undersigned certifies that the resolutions in Annex B include the Board's specific findings regarding the fairness of the transaction to the Company, adopted in compliance with NRS 78.140 (Interested Directors/Officers).

4. **Incumbency.** Peter Jensen (CEO) is the duly elected, qualified, and acting officer of the Company, holding the office set forth opposite his name. The signature of such officer appearing at the foot of this Certificate constitutes his genuine specimen signature.

5. **No Dissolution.** No proceeding for the dissolution, liquidation, or bankruptcy of the Company has been commenced or is pending.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the Certificate Date.

RocketFuel Blockchain, Inc.

By: ______________________ Title: ____________________ Date: ________________________

ANNEXES

- **Annex A:** Articles of Incorporation & Bylaws.
- **Annex B:** Board Resolutions (Approving Deal & Fairness Findings) + Stockholder Consent (if applicable).

EXHIBIT F

SELLER BOARD RESOLUTIONS + DISCLOSURE + FAIRNESS FINDINGS

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS

The undersigned, constituting the entire Board of Directors (the "Board") of RocketFuel Blockchain, Inc., a Nevada corporation (the "Company"), acting pursuant to the Nevada Revised Statutes ("NRS"), hereby adopts the following resolutions effective as of the date of the last signature below (the "Effective Date"):

1. **Transaction Approval.**

   1.1.Recitals. The Board has determined that it is in the Company's best interests to sell its RPay Business assets to RPay, Inc.("Buyer") pursuant to an Asset Purchase Agreement (RPay APA) (the "APA"). The Board has reviewed the APA and the consideration mix (Assumed Liabilities, Revenue Share, and Warrant).

   1.2.Approval. RESOLVED, that the APA, the Transaction Documents, and the sale of the Purchased Assets are hereby approved. The authorized officers are directed to execute the APA and consummate the closing.

2. **Disclosure of Interest (NRS 78.140).**

   2.1.Findings. The Board acknowledges that certain officers/directors of the Company (specifically Peter M. Jensen) have a material financial interest in the Buyer (the "Interested Relationship").

   2.2.Process. RESOLVED, that the Board has reviewed the Disclosure Memorandum (Annex A) regarding such interests. The Board approves the transaction in good faith, determining that the terms are fair to the Company notwithstanding the Interested Relationship.

3. **Fairness Findings.**

   3.1.Determination. RESOLVED, that based on the Company's financial condition and liquidity constraints, the Board determines that:

   (a) The consideration (including the relief of liabilities and potential future equity upside) is fair and reasonable;

   (b) The transaction presents the best available option to preserve value compared to liquidation or bankruptcy; and

(c) The transaction is in the best interests of the Company and its stockholders.

3.2.Support. The Board adopts the Fairness/Process Memorandum (Annex B) as its formal record of these findings.

4. Market Check Authorization.

4.1.Authorization. RESOLVED, that the officers are authorized (but not strictly required, subject to fiduciary judgment) to conduct a targeted market check or solicitation of interest to validate the purchase price.

4.2.Record. If such a process is conducted, the officers shall maintain a written record of outreach and responses, which shall be attached hereto as Annex C (or held in the corporate records) to further support the Fairness Findings.

5. Stockholder Approval (NRS 78.565).

5.1.Approval. RESOLVED, that if the transaction constitutes a sale of "all or substantially all" assets, the officers are authorized to obtain Stockholder approval (via written consent or meeting) in compliance with NRS 78.565.

6. General Authorization.

6.1.Execution. RESOLVED, that the Chief Executive Officer and any other proper officer are authorized to take all actions, sign all documents (including the APA, Bill of Sale,

IP Assignment, and Warrants), and make all filings necessary to effectuate the transaction.

6.2.Ratification. All prior acts taken by the officers in furtherance of this transaction are hereby ratified.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the Effective Date.

Director: ______________________________ Date: ___________

Name: ________________________________

ANNEXES TO RESOLUTIONS

Annex A: Annex A: Disclosure Memorandum (Conflicts)

Annex B: Fairness/Process Memorandum

Annex C: Market-Check Record(s)

EXHIBIT G

Intentionally Omitted — Not Applicable. Under the basis adopted for this transaction, approval of the disposition by the stockholders of RocketFuel Blockchain, Inc. is not required, and no written consent of stockholders is used in connection with the transaction.

EXHIBIT H

BUYER OFFICER CERTIFICATE

The undersigned, the Chief Executive Officer of RPay, Inc., a Delaware corporation ("Buyer"), hereby certifies on behalf of Buyer, effective as of the Closing Date (as defined in the Purchase Agreement referenced below), as follows:

1. **Context.** This Certificate is delivered pursuant to Section 7.3 of that certain Asset Purchase Agreement (RPay APA) dated as of the date hereof (the "Purchase Agreement"), by and between RocketFuel Blockchain, Inc. ("Seller") and Buyer.

2. **Formation & Governing Documents.**

   2.1. Good Standing. Attached as Annex A is a copy of the Certificate of Good Standing (or equivalent) for Buyer issued by the Delaware Secretary of State.

   2.2. Charter/Bylaws. Attached as Annex B are true, correct, and complete copies of Buyer's Certificate of Incorporation and Bylaws (or equivalent LLC Agreement), each as in full force and effect on the date hereof.

3. **Authorization & Warrant Issuance.**

   3.1. Resolutions. Attached as Annex C are true, correct, and complete copies of resolutions duly adopted by Buyer's Board of Directors (or Managers) authorizing the execution, delivery, and performance of the Purchase Agreement.

   3.2. Warrant Specifics. The undersigned certifies that the resolutions in Annex C specifically authorize the issuance of the Warrant (Exhibit A to the Purchase Agreement) and the reservation of the shares of common stock issuable upon exercise thereof.

4. **Incumbency.** Peter Jensen (CEO) is the duly elected, qualified, and acting officer of the Company, holding the office set forth opposite his name. The signature of such officer appearing at the foot of this Certificate constitutes his genuine specimen signature.

5. **No Personal Liability.** This certificate is executed solely in the undersigned's representative capacity. No personal liability shall attach to the undersigned or any officer of Buyer regarding the contents hereof.

IN WITNESS WHEREOF, the undersigned has executed this Buyer Officer Certificate as of the Certificate Date.

RPay, Inc.

By: ______________________________

Name: ____________________________

Title: ____________________________

Date: ____________________________

ANNEX INDEX

Annex A: Delaware Certificate of Good Standing.

Annex B: Certificate of Incorporation & Bylaws (or LLC Agreement).

Annex C: Board Resolutions (Approving Deal & Warrant Issuance).

EXHIBIT I

DEFERRED COMPENSATION ASSUMPTION & LIMITED RELEASE LETTER (PER CREDITOR)

This Letter Agreement is entered into effective as of the Closing Date (as defined in the Purchase Agreement referenced below), by and among RocketFuel Blockchain, Inc. ("Seller"), RPay, Inc. ("Buyer"), and the Creditor identified below.

1. **Context.** This Letter is delivered in connection with that certain Asset Purchase Agreement (RPay APA) (the "APA"), pursuant to which Buyer has agreed to assume certain liabilities of Seller.

2. **Acknowledgement & Assumption.**

   2.1. The Debt. Seller and Creditor agree that, as of the date hereof, Seller owes Creditor the "Assumed Amount" set forth in the signature block below for deferred compensation.

   2.2. Assumption. Buyer hereby assumes the obligation to pay the Assumed Amount to Creditor.

3. **Payment Terms.** Buyer shall pay the Assumed Amount to Creditor as follows:

   3.1. Schedule: No payment schedule or timing is fixed for the Assumed Amount.

   3.2. Method: Payments shall be made by wire transfer or ACH to the account designated by Creditor.

4. **Novation and Release.**

   4.1. Release. Effective upon the Closing, Creditor absolutely and unconditionally releases and discharges Seller from all liability for the Assumed Amount, accepts Buyer as the sole obligor, and this Letter effects a novation substituting Buyer for Seller.

   4.2. Reservation. From and after the Closing, Seller shall have no further liability for the Assumed Amount, and the timing of Buyer's payment does not affect Seller's release.

5. **Miscellaneous.**

   5.1. No Personal Liability. Each individual signing this Letter on behalf of Seller or Buyer does so solely in a representative capacity. No director, officer, manager, member, employee, or representative shall have personal liability arising from the execution or performance of this Letter.

5.2. Governing Law. This Letter shall be governed by the Laws of the State of Nevada, without regard to conflicts-of-law rules.

5.3. Counterparts; Electronic Signatures. This Letter may be executed in counterparts and delivered by PDF or electronic signature, each of which will be deemed an original, and all of which together constitute one instrument.

Agreed and acknowledged:

CREDITOR: [Creditor Legal Name]

By: ______________________________

Name: ____________________________

Title (if applicable): _______________ Date:

____

BUYER: RPay, Inc.

By: ______________________________

Name: ___________________________ Title:

______________________________ Date:

____

SELLER (Acknowledged): RocketFuel Blockchain, Inc.

By: ______________________________

Name: ____________________________

Title: ____________________________

Date: ____________________________

EXHIBIT J

CONTRACT PASS-THROUGH AND AGENCY AGREEMENT

The operative interim instrument is the Contract Pass-Through and Agency Agreement between Seller and Buyer, in the form executed by the Parties concurrently with this Agreement and incorporated herein by reference, implementing the arrangement contemplated by Section 3.6 for Contracts requiring consent not obtained by Closing. It supersedes any prior interim workaround letter.

TRANSITION SERVICES AGREEMENT

The operative instrument is the Transition Services Agreement between Seller and Buyer, in the form executed by the Parties concurrently with this Agreement and incorporated herein by reference, under which Seller will provide Buyer certain transition services following the Closing.